Exhibit 10.10

SIXTH AMENDMENT TO LEASE

THIS SIXTH AMENDMENT TO LEASE (hereinafter referred to as the “Sixth Amendment”) is made effective as of this 27th day of January, 2006, by and between PARTNERS AT BROOKSEDGE, an Ohio general partnership (hereinafter referred to as “Lessor”), ADS ALLIANCE DATA SYSTEMS, INC., a Delaware corporation (hereinafter referred to as “Lessee”) and ALLIANCE DATA SYSTEMS CORPORATION, a Delaware corporation (hereinafter referred to a “Guarantor”).

RECITALS

A.	Continental Acquisitions, Inc., as Lessor, and World Financial Network National Bank (U.S.) (hereinafter referred to as “WFN”), as Lessee, entered into a Lease dated July 2, 1990 for certain space located at 220 West Schrock Road, Westerville, Ohio 43081, and being part of “Brooksedge Corporate Center”.

B.	The interest of Continental Acquisitions, Inc. as “Lessor” under the Lease was subsequently assigned on August 28, 1990 to Lessor.

C.	The Lease was amended by that certain First Amendment of Lease between WFN and Lessor dated September 11, 1990, that certain Second Amendment of Lease between WFN and Lessor dated November 16, 1990, that certain Third Amendment of Lease between WFN and Lessor dated February 18, 1991, that certain Fourth Amendment to Lease dated June 1,2000, and that certain Fifth Amendment to Lease dated June 30, 2001.

D.	The interest of WFN as “Lessee” under the Lease was subsequently assigned on February 1, 1998 to Lessee. The Lease as amended and assigned is hereinafter collectively referred to as the “Lease”.

E.	Guarantor has guaranteed the obligations of the Lessee under the Lease pursuant to a certain “Guarantee” dated June 1, 2000 (hereinafter referred to a “Guarantee”).

F.	The current term of the Lease expires on May 31, 2006, and Lessee has one (1) option to renew the Lease for an additional term of five (5) years. Lessee wishes to exercise its renewal option under the Lease on the terms set forth herein.

PROVISIONS

1.	Incorporation of Recitals. The Recitals portion of this Sixth Amendment is hereby incorporated by this reference to the same extent and as fully as though it were here rewritten in its entirety. All capitalized, terms not otherwise defined herein shall have the same meaning set forth in the Lease.

2.	Exercise of Renewal. Lessee hereby exercises its remaining option to renew the term of the Lease for an additional term of five (5) years on the terms contained in the Lease. Accordingly, the term of the Lease is hereby extended from its current expiration date of May 31, 2006 to and including May 31, 2011. Lessee shall have no further right or option to extend the term of the Lease.

3.	Renewal Rent. Lessee shall pay Fixed Minimum Rent during the extended term under paragraph 2 above in the following annual and monthly amounts:

Period	Annual Amount	Monthly Installment	Amount per s.f.
June 1, 2006 through and including May 31, 2011	$921,312.00	$76,776.00	$9.14

4.	Lessor’s Work, in consideration of the extension of the term of the Lease under paragraph 2 above, Lessor shall perform certain work at the Premises as described on Exhibit A attached hereto and made a part hereof (hereinabove and hereinafter referred to as the “Lessor’s Work”).

Lessor shall procure all necessary licenses, permits, approvals and authorizations for Lessor’s Work, and shall promptly and diligently construct Lessor’s Work in a good and workmanlike manner.

Lessee shall reasonably cooperate with Lessor in the scheduling of contractors and subcontractors to complete Lessor’s Work and will make the Premises available as reasonably required to allow the timely prosecution and completion of Lessor’s Work. Work that may disrupt daily operations or present safety concerns must be performed after 11:00 p.m. Such cooperation will include, without limitation, the coordination of temporary shut down of HVAC and other building systems to be replaced or repaired, restrictions on parking areas to be repaved or repaired, and the relocation of furniture, equipment and other of Tenant’s personal property for interior work within the Premises.

Lessor shall use its reasonable efforts to achieve Substantial Completion (as hereinafter defined) of Lessor’s Work on or before June 1,2006 (hereinabove and hereinafter referred to as the “Completion Date”); provided that if Tenant unreasonably interferes with the completion of Lessor’s Work, the Completion Date shall be extended one (1) day for each day of unreasonable interference. Further, if Lessor is delayed, hindered or prevented from the performance of Lessor’s Work by reason of strikes, lock-outs labor troubles, inability or procure materials, failure of power, inadequate power, restrictive governmental laws or regulations, severe weather conditions, disaster, riots, insurrection, war, or other reason of a like nature not the fault of Lessor in performing Lessor’s Work, the Completion Date shall be extended for the period of the delay.

As used herein, “Substantial Completion” means the date (x) when construction of Lessor’s Work is sufficiently complete so that Lessee can utilize the improvements to be constructed as part of lessor’s Work, and (y) any certificate of occupancy (temporary or final) required for Lessor’s Work is issued for the Premises. “Substantial Completion” shall not require the completion of punchlist items or other non-essential items which according to customary constructions practices are deferred until more suitable weather or other conditions permit their installation.

Lessor shall pay the cost of construction for Lessor’s. Work, including, without limitation, all engineering and design fees and necessary licenses, permits, approvals and authorizations, up to a maximum of $2,200,000.00. If at any time the cost of construction of Lessor’s Work as described above will exceed $2,200,000.00 (including, without [imitation, cost increases because of any change orders thereto approved in writing by Lessor and Lessee), Lessee shall pay to Lessor the amount of such excess within thirty (30) days after invoicing by Lessor.

Except as provided above in this Lease, Lessee accepts the Premises “as is”, and Lessor shall not have any obligation to construct any improvements, alterations or additions to the Premises other than Lessor’s Work. If Lessee should request Lessor to perform any additional work to the Premises either before or after the date of this Sixth Amendment, all such work done by Lessor, at Lessee’s request shall be at Lessee’s expense and shall be paid for by Lessee depositing with Lessor, prior to the commencement of such other work, a sum equal to the cost for such work, as reasonably •. estimated by Lessor; and upon completion thereof, appropriate adjustment shall be made between Lessor and Lessee based upon the actual cost of the work.

5.	Confidentiality. Lessor and its employees and or designated third party agents shall not during the Term, or at any time after the termination or expiration of the Term, directly or indirectly use, or disclose to any person or entity any information learned about Lessee or Lessee’s affiliated entities, including, without limitation, the names of any Lessee’s or its affiliate’s customers, financial data and marketing information, pricing data or any other information concerning the business of Lessee or its affiliates or the manner of operation, plans, formulae, compositions, systems, techniques, inventions, machines, computer programs, security systems or procedures, production, marketing, or merchandising methods, processes, systems of Lessee or its affiliates or other data of any kind, nature, or description relating to Lessee or its affiliates. Lessor will require each of its employees and designated third party’s having access to Lessee’ facilities to sign a nondisclosure agreement that is at least as restrictive as that attached as Exhibit B.

6.	No Other Changes: Ratification of Lease and Guarantee. This Sixth Amendment shall only modify or amend the Lease to the extent provided herein and all other conditions, covenants and agreements in the Lease shall remain in full force and effect. Subject to the terms of this Sixth Amendment, Lessor and Lessee do hereby ratify and confirm in their entirety the conditions, covenants and agreements contained in the Lease, and Guarantor hereby ratifies and confirms in their entirety the conditions, covenants and agreements contained in the Guarantee. If there is a conflict between the provisions contained in this Sixth Amendment and the provisions of the Lease, this Sixth Amendment shall control.

7.	Miscellaneous. The governing law provisions set forth in the Lease shall also be applicable to this Sixth Amendment. The captions at the beginning of the several paragraphs of this Sixth Amendment are for the convenience of the reader and shall be ignored in construing this Sixth Amendment. This Sixth Amendment may be executed in several counterparts and each of such counterparts shall be deemed to be an original hereof.

IN WITNESS WHEREOF, Lessor, Lessee and Guarantor have executed this Sixth Amendment effective as of the date first set forth above.

PARTNERS AT BROOKSEDGE, an Ohio general partnership (“Lessor”)

By:	Franklin E. Kass, Managing General Partner

ADS ALLIANCE DATA SYSTEMS, INC., a Delaware corporation (“Lessee”)

By:	Paul D. Fabara, Chief Operating Officer, Retail Services

ALLIANCE DATA SYSTEMS CORPORATION, a Delaware corporation (“Guarantor”)

By:	Robert P Armiak, Vice President/Treasurer

STATE OF OHIO

COUNTY OF FRANKLIN

The foregoing instrument was acknowledged before me this 27th day of January, 2006 by Franklin E. Kass, Managing General Partner of PARTNERS AT BROOKSEDGE, an Ohio general partnership, on behalf of the partnership.

Notary Public: Nannette C. Buel

STATE OF OHIO

COUNTY OF FRANKLIN

The foregoing instrument was acknowledged before me this 24th day of February, 2006 by Paul D. Fabara, Chief Operating Officer, Retail Services of ADS ALLIANCE DATA SYSTEMS, INC., a Delaware corporation, on behalf of the corporation.

Notary Public: Katherine Fielhauer

STATE OF OHIO

COUNTY OF FRANKLIN

The foregoing instrument was acknowledged before me this 7th day of March, 2006 by Bob Armiak, Treasurer ALLIANCE DATA SYSTEMS CORPORATION, a Delaware corporation, on behalf of the corporation.

Notary Public: Melissa M. Nelson

EXHIBIT A

Scope of Work

The following is the scope of work to be performed by Partners at Brooksedge with the assistance of Alliance Data Systems for their facility at 220 W. Schrock Rd., Westerville, OH.

1.	Complete renovation of the rear patio area at the CAD 2 location. The existing smoking shack and concrete pad below it will remain; all other exterior items area subject to renovation or removal. The scope of the work is as follows:

Construct a new patio break area with new canopy, concrete surfaces, and fencing as described below:

•	Remove all existing patio concrete. Repair base and subbase at existing sanitary sewer manhole and as needed.

•	Remove existing canopy entirely.

•

Construct a new canopy structure approximately 16’ x 15’ out in front of the existing doors. This will be a self-supporting Pre-Engineered Building single sloped lean-to flashed to the exterior wall. Includes four (4) columns and foundations, with metal panel— roof, gabled ends, and fully covered soffit.

•	Construct new 4” PCC patio, approximately 1,575 s.f.

•

Erect a security fence using 6’vinyl privacy fence and 6’metal picket fence around the site. Material will match that used at CAD 1 on their east side patio. Includes two (2) man gates and one (1)10’ vehicle gate adjacent the primary electrical switch in the yard.

•

Install an aluminum storefront vestibule on a new grade beam foundation. Vestibule to be 12’ wide by 8’ deep with two (2) single doors to match up to the existing building doors. Vestibule to extend up to the closed soffit of the canopy. No power operated doors are included.

•	Install an electrical radiant heater in the vestibule.

•	Install new lighting in the vestibule and below the canopy.

•	Install hard surface from the man gates to the parking lot. Material to be determined.

•	Removed/ relocate trees as needed for access to the man gates, drive gate (for power company), and for construction access. Maintain as many on-site as room will allow.

•	Landscaping along the fence line, and grass restoration as needed.

•	Area inside fence to include substantial grass areas for use with ADS provided picnic tables.

•	Painting, caulking, flashing, etc. as required.

•	Pre-construction, design, and permitting with the City of Westerville.

2.	Control Room: Expand the existing control room by incorporating the office space which abuts to the East and south of the existing control room. Remove approximately 1000 s.f. of existing partition wall. Saw cut, remove and patch concrete floor for the electrical service . extension. Remove 1,568 sf of existing carpet. Remove and replace existing ceiling tile with 2x4 regular tile. Install new control room base cabinetry, which is to match that which was used at the Reynoldsburg facility. Included in the cabinetry package are soffit cabinets to allow for installation of large monitors. Remove existing exterior wall and install two 5’ x 5’ barrow lights which will have tinted glass. Patch drywall walls as necessary and paint all interior walls and exterior wall at barrow lights. Security controls will be installed on existing door. Lessor and Lessee to agree on final design, room is to have a high end control room look .

The new ceiling will incorporate new sprinkler layout, relocation of existing lights and power to ‘new monitors. Build new First Aid room location to be agreed upon.

3.	Woman’s Restroom: Remove approximately 80 LF of existing counter top along with associated back splash, sinks, faucets and soap dispensers. Replace what was removed with new Corian Solid Surface counter tops with integral bowls. New faucets and soap dispensers are to be actuated automatically. Interior perimeter walls are to be painted.

4.	Cafe: Remove existing serving line cabinetry and replace with new.

Exhibit A - Page 1 of 5

5.	Carpet: Install all new Lee’s Work Force Carpet Tile includes the following:

1.	Lift of modular systems

2.	Remove and recycle carpet tile and dispose of vinyl base.

3.	Minor floor prep to include skim coat and sea! floor.

4.	Furnish and install new carpet tile and 4” vinyl base.

6.	Clean all existing duct work.

7.	Asphalt Repair:

A.	Patching Prior to Overlay: A total of 3,700 sq. yds. Saw cut edges. Cut out pavement to a depth of 4”. Install 4” #404 hot mix asphalt in two 2” lifts and roll to compaction.

B.	Overlay: Total of 28,194 sq. yds.

1.	Grind approximately 500 lin.ft.

2.	Install riser rings: 7 round and 2 square.

3.	Remove, raise and replace 3 concrete HC ramps (120 sq.ft.)

4.	Clean area to be resurfaced with hand brooms and forced air sweepers.

5.	Apply 0.1 gal. per sq.yd. of RS-2 liquid asphalt to bond new pavement to the existing pavement.

6.	Install a leveling course to bring all low areas up to current grade.

7.	Surface with 2” compacted #404 hot mix-asphalt.

8.	Seal all joints between new and existing surface with hot AC-20 liquid asphalt.

C.	Drain Tile Installation: Excavate 18” deep and install 4” #57 round, 3” perforated PVC tile (total 2,250 lin.ft.). Install 4” #57 round stone then install 4” #304 limestone. Install 4” #404 hot mix asphalt and roll to compaction. *NOTE: Owner is responsible for marking any underground utilities. Owner is also responsible for the repair of any utilities disrupted by contractor.

D.	Striping: The lot shall be striped and stencils installed per current layout using high quality white traffic paint (17,640 lin.ft., 2 reserved stencils, 7 visitor stencils, 3 speedbumps, 12 HC stencils and 1 BB key).

8.	Install approximately 104,340 square feet of ‘Topcoat” elastomeric membrane on the existing EPDM roof system as outlined below.

1.	The entire roof area will be pressure washed to remove dirt and debris.

2.	Pre-treat all roof penetrations and seams-with flashing grade membrane and reinforced fabric.

3.	Install one (1) base coat of the Topcoat elastomeric membrane to the entire roof area; color to be light gray. Application rates to be applied per manufacturer specifications.

4.	Install one (1) finish coat of the Topcoat elastomeric membrane to the roof area; color to be white. Application rates to be applied per manufacturer specifications.

5.	All work to be completed during normal working hours Monday thru Friday.

6.	Sales tax included.

7.	Prevailing wages not included.

8.	Clean up and dispose of all related debris.

9.	Provide manufacturer’s 10 year warranty.

10.	Install 1° poly? roof insulation over the existing insulation. The existing roof insulation will not be covered under warranty.

9.	HVAC:

Unit Removal

•	Disconnect natural gas service to each unit.

Disconnect electrical service.

Furnish appropriate cranes and remove 23 old units.

•	Prepare old units for removal, including refrigerant recovery per Clean Air Act section 608

Haul away old units.

•	Removal of old WT system

New Unit Installation

•	Install roof-curb adapters.

Exhibit A - Page 2 of 5

•	Install 23 new Trane rooftop units.

•	Furnish appropriate cranes for roof-curb installation and 23 new units.

•	Re-connect natural gas service.

•	Re-connect electrical service (install a courtesy lighting on each unit. Lights are currently on each unit)-. Paint natural gas piping from the roof boot to the new unit.

Unit start-up and 1st year labor warranty (included in unit pricing).

Reconnection of smoke detectors to building and fire alarm system.

Ductwork Re-Zoning Modifications

•	Ductwork changes to re-zone RTU #9, #19, #14, and #3 as per our site visit on 8/5/2005.

•	Add rezoning of facilities and recovery areas (RTU-18 and 21)

•	Add rezoning of GWCC (Control Room) to include additional space being added (RTU-13)

Check air balance at each unit.

Disconnect and re-connect T/C wiring at each unit.

Remove and re-install ceilings as required.

Ceiling Diffuser Replacements Remove old diffuser

•	Add necessary flex duct

Replace ceiling

Install new diffuser

•	Repair ceiling

•	Includes ail ceiling tiles and metal track as required.

•	Evening Work included

Tracer Summit Building Automation System

•	Installation of two Building Control Units (BCU)

•	The BCUs will reside on the customer provided LAN

•	Setup and programming of the BCU database

•	We will add the new site database to the other Alliance Data sites so that all Tracer Summit sites can be viewed from all locations Custom graphics

•	4 hours Owner demonstration

VariTrac Systems for each 10 RTU-VAV systems

•	We will install a VariTrac CCP panel for each RTU-VAV system

•	We will install a communications link from CCP’s to the BCU.

•	We will install a communication link from the CCPs to its respective RTU

•	We will install a Trane DCC unit control module (UCM) for each zone damper (Total of 76)

•	We will replace the existing damper actuators with new actuators (the current actuators are not compatible with the Trane system)

•	We will Install a communication link from the CCPs to their respective zone and bypass dampers

•	We will replace the existing space temperature sensors with Trane DDC space sensors

•	We will setup and checkout the CCPs and respective zone and bypass dampers

•	We will setup monitoring and control of the VAV-RTU systems at the Tracer Summit front end workstation

•	DDC controls for 13 CV-RTUs

•	We will install a communication link to each RTU

•	We will replace the existing space thermostats with Trane DDC space temperature sensors

•	We will setup monitoring and control of the RTUs at the Tracer Summit front-end workstation

All low voltage temperature control wire above accessible ceilings will be installed without conduit. Installation of the temperature control system will be performed after-hours. Trane will not be responsible for patching/ repairing walls if the size of the new temperature sensors do not match the hole cut for the existing temperature sensors.

Exhibit A - Page 3 of 5

Tag Date- Unitary Gas/ Electric Rooftop Units (Qty: 11)

Item	Tag(s)	Qty	Description	Model Number
A1	RTU-1, RTU-2, RTU-10, RTU-12, RTU-20, RTU-23	6	3-10 Ton Packaged Unitary Gas/ Electric R	YSC090A4RMA-C0A0A1B1A2A7-C
A2	RTU-11	1	3-10 Ton Packaged Unitary Gas/ Electric R	YSC102A4RMA-C0A0A1B1A2A7-D
A3	RTU-6, RTU-12, RTU-20, RTU-23	4	3-10 Ton Packaged Unitary Gas/ Electric R	YSC120A4RMA-C0A0A1B1A2A7-D

Product Data - Unitary Gas/ Electric Rooftop Units All Units

•	DX cooling, gas heat

•	High efficiency units

•	Convertible configuration

•	460/60/3

•	Micro-processor controls 3 ph

•	Medium gas heat capacity

•	Economizer, dry bulb 0-100%, w/o barometric relief 3 ph

•	Hinged panels/ standard filters 3 ph

•	Through the base electric 3 ph

•	Non-fused disconnect 3 ph

•	Powered conv. Outlet 3 ph

•	Trane communications interface 3 ph

•	TXV option 3 ph

•	Frostat 3 ph

•	Return air smoke detector 3 ph

•	Clogged filter switch, fan failure switch & discharge air sensing tube 3 ph

•	Power exhaust (Fid)

•	Room sns w/temp adj & ovrd & cancel (Fid)

Item: A1 Qty: 6 Tag(s): RTU-1, RTU-2, RTU-10, RTU-12, RTU-20, RTU-23

7.5 Ton, Single compressor

Item: A2 Qty: 1 Tag(s): RTU-11

8.5 Ton

Item: A3 Qty: 4 Tag(s): RTU-6, RTU-12, RTU-20, RTU-23

10 Ton

* Tag Data - Packaged Gas/ Electric Rooftop Units (Qty: 12)

Item	Tag(s)	Qty	Description	Model Number
B1	RTU-19	1	121/£ -25 Ton Packaged Unitary Gas/ Electric R	YFD150D4HG
B2	RTU-3, RTU-4, RTU-5, RTU-7, RTU-8, RTU-9, RTU-14, RTU-15, RTU-16, RTU-17, RTU-18	11	12V£ -25 Ton Packaged Unitary Gas/ Electric R	YFD210C4HG

Exhibit A - Page 4 of 5

Product Data—Packaged Gas/ Electric Rooftop Units All Units

Gas/ electric unit with special factory installed options (FiOPS)

•	Downflow airflow

•	460 Volt 60 Hertz 3 phase High heat capacity

•	Trane communication interface with downflow economizer

ICS Sensor with Timed Override Button and Local Setpoint (Fid)

Powered Exhaust (Fid)

Thru the base electrical

Disconnect switch

120 volt convenience outlet

Hinged access panels

High efficiency supply motor

FIOPS options module

Return air smoke detector

Item: B1 Qty: 1 Tag(s): RTU-19

12 1/4 ton Nominal cooling capacity

Item: B2 Qty: 11 Tag(s): RTU-3, RTU-4, RTU-5, RTU-7, RTU-8, RTU-9, RTU-14, RTU-15, RTU-16, RTU-17, RTU-18

17 1/4 ton Nominal-cooling capacity

RTU Notes:

1.	Startus & 15t year Labor Work Warranty included

2.	Courtesy lighting by others (should be included in replacements)

3.	Curb adapters included

10.	New Landscaping in the front of the building as mutually agreed upon by Tenant and Landlord.

11.	Replacement of existing front sidewalk as needed.

12.	Replace existing Dock door with new door and replace concrete pad as needed.

Exhibit A - Page 5 of 5

EXHIBIT B

Confidentiality Agreement

I understand that, while at Lessee’s facilities, I may come in contact with information which is confidential to Lessee’s business or to its customers, vendors or employees (“Confidential Information”). I further understand that I have a duty to not communicate or share the Confidential Information with anyone, except as provided herein.

For the purposes of this Agreement, the term “Confidential Information” means all information disclosed to me by Lessee in connection with the performance of services for Lessee or any information relating to Lessee or its business, or employees to which I may have access while performing services for Lessee. Confidential Information includes anything 1 see or hear, such as, by way of example only, paper documents, information stored on computers, anything I see, talk about, or overhear while at the facilities which contains:

•	Facilities information: locations of buildings, types and locations of equipment, or hours of operation;

•	Business information: information regarding vendors or their staff, pass codes, customer information, pricing information, or business ideas;

•

Personal information: all private information of Lessee’s employees, customers or other vendors, such as that person’s name, address, telephone number, Social Security Number, or credit card information;

I understand this agreement does not apply to information (a) which I knew before 1 observed it at the Lessee facility or it was disclosed to me by Lessor or Lessee, or (b) which has become publicly known.

I agree not to disclose any Confidential Information to anyone. I agree not to use any Confidential Information except to perform services for Lessee.

I acknowledge that all Confidential Information remains the property of Lessee. I agree to return all Confidential Information to Vendor on Vendor’s request and, in any event, upon termination of my services at the Lessee facility.

The foregoing notwithstanding, the herein terms, conditions, restriction and obligations shall not prohibit Lessor from requesting necessary financial information from Lessee and providing such necessary financial information relative to Lessee to its mortgagees, lenders, financial institutions and/or prospective purchasers of the Premises, as defined in the Lease.

Print Name:
Signature:
Date: